Exhibit 8.2

Skygarden
Erika-Mann-Straße 5
80636 München
Deutschland
	+49 (0) 89 21 21 63 0	Main
	+49 (0) 89 21 21 63 73	Fax
www.dechert.com

Confidential	HANS STAMM
voxeljet AG	Sekretariat: Anna-Lisa Pinto
Vorstand	hans.stamm@dechert.com
Paul-Lenz-Strasse 1b	+49 (0) 89 21 21 63 22	Direct
86316 Friedberg

April 7, 2014

Re:  voxeljet AG

Ladies and Gentleman,

1.                                      We have acted as special German tax counsel to voxeljet AG, a German stock corporation organized under the laws of the Federal Republic of Germany (the “Company”) in connection with the registration statement on Form F-1, including the prospectus contained therein (together, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) on March 27 2014, in connection with the issuance and sale by the Company of American Depositary Shares evidenced by American depositary receipts (the “ADSs”), which represent ordinary shares of the Company with a nominal value of €1.00 per Ordinary Share (the “Ordinary Shares” and together with the ADSs, the “Offered Securities”).

2.                                      In arriving at the opinion expressed below, we have examined and relied upon the following documents:

(a)                                 the Registration Statement;

(b)                                 the form of underwriting agreement to be entered into in connection with the issuance and sale by the Company of the Offered Securities to the several underwriters (the “Underwriters”) by and among the Company, the selling shareholders party thereto and Piper Jaffray & Co. and Citigroup Global Markets Limited, London, UK, for

A list of partners is available for inspection at the above address

Almaty • Austin • Beijing • Boston • Brussels • Charlotte • Chicago • Dubai • Dublin • Frankfurt • Hartford
Hong Kong • London •  Los Angeles • Luxembourg • Moscow • Munich • New York • Orange County • Paris Philadelphia •
Princeton • San Francisco • Silicon Valley • Tbilisi  • Washington, D.C.

themselves and as representatives of other Underwriters (the “Underwriting Agreement”), filed as Exhibit 1.1 to the Registration Statement;

(c)                                  the deposit agreement (the “Deposit Agreement”), dated as of October 23, 2013, by and among the Company, Citibank, N.A., as Depositary, and all holders and beneficial owners of American Depositary Shares issued thereunder (the Underwriting Agreement and the Deposit Agreement, collectively, the “Documents”); and

(d)                                 any other documents referred to in the Registration Statement that in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

3.                                      In rendering the opinion set forth below, we have, without independent investigation, assumed the following:

(i)                                     that the respective parties to all Documents and all persons having obligations there under will act in all respects at all relevant times in conformity with the requirements and provisions of the Documents; and

(ii)                                  no person will conduct any activities on behalf of the Company other than as contemplated by the Documents.

4.                                     (a)                                 The opinion is based on German tax law (including generally published (i) decisions by German tax courts and (ii) interpretation circulars issued by German tax authorities as in effect on the date hereof).

(b)                                The opinion may be affected by amendments to the tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect for the current tax assessment period. We express no opinion herein other than as to the tax law of the Federal Republic of Germany as in effect on the date hereof.

5.                                     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the legal statements set forth under the heading “Taxation” in the sub sections “German Taxation”, “German Taxation of ADSs”, “Withholding Tax Refund for U.S. Treaty Beneficiaries” and “German Inheritance and Gift Tax”, insofar as such statements discuss the material German tax consequences for a U.S. holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to and limited to the matters referred to therein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and further consent to the use of our opinion under the heading “Taxation” in the Registration Statement. We also consent to the references to our firm under the headings “Taxation” and “Legal Matters” in the Registration Statement.

In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

6.                                     This opinion is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to Section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter or Vertrag mit Schutzwirkung zu Gunsten Dritter) and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law.

7.                                     This opinion is to be governed by and construed in accordance with German law as of the date hereof and the competent courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction in connection with any disputes arising hereunder or in relation hereto.

Best regards,

Dechert LLP

/s/ Hans Stamm

Hans Stamm
Partner